Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q1 2007 Results

Record Revenue and Gross Margin

LOVELAND, CO, May 8, 2007 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its first quarter ended March 31, 2007.

Heska Corporation (“Heska” or the “Company”) highlights for the quarter ended March 31, 2007 were:

—	First profitable Q1 in Company’s history
—	Core Companion Animal Health Segment revenue growth - 19% in Q107 compared to prior year period
—	Record income from operations
—	The launch of the improved i-STAT® 1 Handheld Clinical Analyzer in January 2007

“We are pleased with the continued growth and success we experienced in our Core Companion Animal Health segment,” said Robert Grieve, Heska’s Chairman and CEO. “Our results this quarter mark an exciting milestone - Heska’s fourth consecutive quarter of profitability. I would like to thank our employees for their contributions to our success.”

Segment Product Revenue
Total product revenue for the first quarter of 2007 was $22.3 million, up 32% from $17.0 million in the first quarter of 2006. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the first quarter of 2007, this segment generated product revenue of $17.0 million, up 19% as compared to $14.3 million in the first quarter of 2006.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals and fish. In the first quarter of 2007, this segment generated product revenue of $5.3 million, up $2.6 million as compared to $2.7 million in the first quarter of 2006. The first quarter 2007 results include approximately $1.6 million in revenue recognized upon receipt of a payment for product previously shipped and “take or pay” minimums for 2005 and 2006 which previously had not been paid as part of a now settled dispute with United Vaccines, Inc. (“United”), a former customer.

Investor Conference Call
Management will conduct a conference call on Tuesday, May 8, 2007 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2007 financial results. To participate, dial (800)366-7449 (domestic) or (303)262-2130 (international); the conference call access number is 11088430. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 22, 2007. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until May 22, 2007.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to provide high value products for latent needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue recognized in the three months ended March 31, 2007 from certain customers may not recur in future periods. For example, in the three months ended March 31, 2007, Heska recognized approximately $1.6 million in revenue upon receipt of a payment from United for product previously shipped and “take or pay” minimums for 2005 and 2006. As United has ceased operations, Heska does not expect to generate any future revenue from United. In addition, factors that could affect the business and financial results of Heska generally include the following: risks regarding Heska’s ability to successfully market, sell and distribute its products; risks regarding Heska’s reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product; uncertainties regarding Heska’s reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska’s existing products; competition; risks regarding the commercialization and market acceptance of products Heska has introduced recently or may introduce in the future; uncertainties regarding the outcome of relationships and collaborations with third parties from which Heska is hoping to generate new products; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2006.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,

	2006	2007

Revenue, net:
Product revenue, net:
Core companion animal health	$14,259	$16,991
Other vaccines, pharmaceuticals and products	2,709	5,323

Total product revenue, net	16,968	22,314
Research, development and other	532	401

Total revenue	17,500	22,715

Cost of revenue:
Cost of products sold	10,212	12,252
Cost of research, development and other	435	103

Total cost of revenue	10,647	12,355

Gross profit	6,853	10,360

Operating expenses:
Selling and marketing	3,674	4,418
Research and development	745	704
General and administrative	2,392	2,635
(Gain) on sale of assets	--	(47)

Total operating expenses	6,811	7,710

Income from operations	42	2,650
Interest and other expense, net	260	180

Income (loss) before income taxes	(218)	2,470
Income tax expense (benefit)	21	76

Net income (loss)	$(239)	$2,394

Basic net income (loss) per share	$0.00	$0.05

Diluted net income (loss) per share	$0.00	$0.04

Shares used for basic net income (loss) per share	50,126	50,803

Shares used for diluted net income (loss) per share	50,126	54,206

Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	March 31,
	2006	2007

Cash and cash equivalents	$5,275	$6,552
Total current assets	30,652	29,394
Total assets	38,495	38,257
Line of credit	8,022	8,210
Current portion of long-term debt and capital leases	1,275	1,276
Total current liabilities	21,980	19,468
Long-term debt and capital leases	1,927	1,733
Stockholders’ equity	6,748	9,255
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